                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE                       CONTACT:     Jim Motley
                                                         Vice President and
                                                         Chief Financial Officer
                                                         972-307-5555

                GADZOOKS REPORTS SECOND QUARTER OPERATING RESULTS


DALLAS, August 19, 2003--Gadzooks, Inc. (NASDAQ: GADZ - news) today reported a net loss of $7.9 million for the second quarter ended August 2, 2003 as the Company continues its transition to a juniors-only store. The Company recorded net income of $115,000 for the second quarter of fiscal 2002. On a diluted basis, the Company reported a net loss per share of $0.86 for the quarter compared to net income of $0.01 per share for the corresponding period a year ago. Net sales for the quarter decreased 10.7 percent to $68.5 million from $76.7 million a year ago. Same store sales for the quarter declined 9.9 percent compared to a 3.3 percent decrease for the second quarter of last year.

The Company reported a year-to-date net loss of $12.0 million compared to net income of $1.9 million for the first half of fiscal 2002. On a diluted basis for the year-to-date period, the Company reported a net loss per share of $1.31 compared to net income of $0.20 per share for the same period last year. Year-to-date net sales decreased 10.2 percent to $139.2 million from $155.0 million for the comparable fiscal 2002 period. Same store sales decreased 10.3 percent for the first half of fiscal 2003 versus a 2.8 percent decline for the first half of the prior year.

Today at 9:30 a.m. CDT, the Company's management team will host a conference call to review the financial results. To listen to the call, please dial 913-981-5507 and reference confirmation number 489449, or go to the Company's website at www.gadzooks.com. For a replay of the call, dial 719-457-0820 and enter confirmation code 489449, or visit the Company's website.

Dallas-based Gadzooks is a specialty retailer of casual clothing, accessories, shoes, fragrances and cosmetics for 16-22 year-old females. Gadzooks currently operates 423 Gadzooks stores and four Orchid stores, for a total of 427 stores in 41 states. Gadzooks owns and operates www.gadzooks.com, an interactive site for girls to visit on the web.


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Page 2 - Gadzooks Second Quarter 2003 Earnings


                                 GADZOOKS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT PER SHARE DATA - UNAUDITED)


                                               SECOND QUARTER ENDED            SIX MONTHS ENDED
                                             -------------------------      -------------------------
                                             AUGUST 2,       AUGUST 3,      AUGUST 2,       AUGUST 3,
                                                2003            2002           2003            2002
                                             ---------       ---------      ---------       ---------
Net sales                                    $  68,474       $  76,697      $ 139,215       $ 154,972
Cost of goods sold including buying,
    distribution and occupancy costs            58,814          57,369        116,281         114,037
                                             ---------       ---------      ---------       ---------
          Gross profit                           9,660          19,328         22,934          40,935

Selling, general and administrative
    expenses                                    22,409          19,162         42,437          37,948
                                             ---------       ---------      ---------       ---------
      Operating income (loss)                  (12,749)            166        (19,503)          2,987

Interest income (expense), net                     (35)             21             65
                                                                                                  (17)
                                             ---------       ---------      ---------       ---------
      Income (loss) before income taxes        (12,784)            187        (19,520)          3,052

Provision (benefit) for income taxes            (4,922)             72         (7,515)          1,180
                                             ---------       ---------      ---------       ---------
      Net income (loss)                      $  (7,862)      $     115      $ (12,005)      $   1,872
                                             =========       =========      =========       =========

Net income (loss) per share
    Basic                                    $   (0.86)      $    0.01      $   (1.31)      $    0.21
                                             =========       =========      =========       =========
    Diluted                                  $   (0.86)      $    0.01      $   (1.31)      $    0.20
                                             =========       =========      =========       =========

Average shares outstanding
    Basic                                        9,127           9,135          9,137           9,115
                                             =========       =========      =========       =========
    Diluted                                      9,127           9,274          9,137           9,312
                                             =========       =========      =========       =========

                            BALANCE SHEET HIGHLIGHTS

                                         AUGUST 2,    AUGUST 3,
                                          2003         2002
                                         ---------    ---------
Cash and investments                     $ 4,997      $11,745
Inventory                                 46,147       59,658
Accounts payable                          21,016       20,235
Line of credit                                --           --